Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York 10022

(T) 212-907-7300

(F) 212-754-0330

September 9, 2008

EDGAR Online, Inc.

50 Washington Street

Norwalk, Connecticut 06854

Re:	Registration Statement on Form S-8 for Offering of

1,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to EDGAR Online, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 1,000,000 shares of Common Stock, $0.01 par value, of the Company (the “Shares”), pursuant to the Company’s 2005 Stock Award and Incentive Plan, as amended (the “Plan”).

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.

Based on the foregoing, it is our opinion that, upon issuance, delivery and payment thereof in accordance with the terms of the Plan and any agreements thereunder, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP